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Exhibit 23.1; Consent of Miller and McCollom to utilize independent auditor's report dated May 15, 2003.



April 19, 2004

Board of Directors
DIRECT RESPONSE FINANCIAL SERVICES, INC.
2899 Agoura Road, Suite 115
Westlake Village, CA  91361


We consent to the use in this Registration Statement on Form S-8, of our report dated May 15, 2003 (as amended January 2, 2004) relating to the statements of operations, stockholders' equity, and cash flows for the year ending January 31, 2003 and for the period from April 7, 2000 (date of inception) through January 31, 2003.



/S/ Miller and McCollom
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Miller and McCollom
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033